                                                                    Exhibit J(2)

                                                                   July 12, 2002

State Street Bank and Trust Company
One Heritage Drive
North Quincy, MA  02171
Attn:  James A. DePietro, Vice President

         REAL ESTATE INCOME FUND INC.
         ----------------------------
                 (the "Fund")

Ladies and Gentlemen:

This is to advise you that a new fund, which is to be known as Real Estate Income Fund Inc. has been established. In accordance with Section 17.5, the Additional Funds provision of the Master Custodian Agreement dated as of June 29, 2001 by and between certain management investment companies and State Street Bank and Trust Company, the Fund hereby requests that your bank act as Custodian for the aforementioned new fund under the terms of the aforementioned agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                          Sincerely,

                                                 Real Estate Income Fund Inc.

                                          By:    /s/ Christina T. Sydor
                                                 ----------------------
                                          Name:  Christina T. Sydor
                                                 ------------------
                                                 Secretary, Duly Authorized
                                                 --------------------------

Agreed and Accepted

STATE STREET BANK AND TRUST COMPANY

By:      /s/ James A. DePietro
         ---------------------
Name:    James A. DePietro
Title:   Vice President

Effective Date: July 12, 2002